Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2007, with respect to the financial statements of nura, inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-148572) and related Prospectus of Omeros Corporation for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Seattle, Washington
May 5, 2008